EXHIBIT 4
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cinram International Inc.
We consent to the use of our audit report dated March 2, 2006 on the consolidated balance sheets of Cinram International Inc. and subsidiaries as at December 31, 2005 and 2004, and the related consolidated statements of earnings and retained earnings and cash flows for each of the years in the two-year period ended December 31, 2005 included in this annual report on Form 40-F.
/s/ KPMG LLP
Chartered Accountants
Toronto, Canada
March 31, 2006